ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER FISCAL 2025 RESULTS

•Delivers 11th consecutive quarter of growth, with record net sales of $1.2 billion, up 7% from last year, exceeding outlook
•Net sales growth led by Americas up 8%, APAC up 12%, partially offset by 1% decline in EMEA
•Hollister brands delivers its best ever second quarter net sales on growth of 19%, with Abercrombie brands down 5%
•Second quarter operating margin of 17.1% and earnings per share of $2.91 include a litigation settlement benefit of $39 million on pre-tax basis, $0.59 per share benefit on tax-adjusted basis
•Excluding favorable litigation settlement impact, second quarter adjusted operating margin of 13.9% and adjusted EPS of $2.32 exceeded outlook
•Increases full-year net sales outlook, with profitability update incorporating current $90 million estimate of net tariff cost impact

New Albany, Ohio, August 27, 2025: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended August 2, 2025. These compare to results for the second quarter ended August 3, 2024. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “We delivered record second quarter net sales, exceeding our expectations, with 7% growth to last year. We continued to drive meaningful engagement with our teen customer in Hollister brands, growing 19% on strong summer and back-to-school demand. While we made progress on key inventory initiatives by leveraging promotions and testing new product concepts, Abercrombie brands net sales were down 5%, lapping 26% growth in the prior year. On the bottom line, we exceeded our second quarter profitability expectations, while also returning $50 million to shareholders through our sixth consecutive quarter of share repurchases.

We entered the second half of 2025 on offense. We are increasing our full year net sales outlook, reflecting our strong positioning and growth trajectory, building on record 2024 results. Our team remains focused on delivering for our customers while investing to capitalize on the significant, long-term opportunities for our global brands.”

Details related to reported net income per diluted share and adjusted net income per diluted share for the second quarter are as follows:

	2025	2024
GAAP	$2.91	$2.50
Excluded item, net of tax effect (1)	0.59	—
Adjusted non-GAAP	$2.32	$2.50
Impact from changes in foreign currency exchange rates (2)	—	0.03
Adjusted non-GAAP constant currency	$2.32	$2.53
(1)Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the second quarter ended August 2, 2025 as compared to the second quarter ended August 3, 2024:
•Net sales of $1.2 billion, up 7% as compared to last year, with comparable sales of 3%.
•Operating income of $207 million and $168 million on a reported and adjusted non-GAAP basis, respectively, as compared to operating income last year of $176 million.
•Operating margin as a percent of sales of 17.1% and 13.9% on a reported and adjusted non-GAAP basis, respectively, as compared to 15.5% last year.
•Net income per diluted share of $2.91 and $2.32 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $2.50.

Net Sales
Net sales by segment and brand for the second quarter are as follows:

(in thousands)	2025	2024	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$974,200	$901,224	8%	5%
EMEA (4)	197,210	199,682	(1)%	(5)%
APAC (5)	37,150	33,068	12%	1%
Total company	$1,208,560	$1,133,974	7%	3%

	2025	2024	1 YR % Change	Comparable sales (2)
Net sales by brand family:
Abercrombie	$551,868	$582,416	(5)%	(11)%
Hollister	656,692	551,558	19%	19%
Total company	$1,208,560	$1,133,974	7%	3%
(1)    Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.
(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.

Financial Position and Liquidity
As of August 2, 2025 the company had:
•Cash and equivalents of $573 million compared to $773 million and $738 million as of February 1, 2025 and August 3, 2024, respectively.
•Marketable securities of $31 million compared to $116 million and $15 million as of February 1, 2025 and August 3, 2024, respectively. The decrease from February 1, 2025 was due to $85 million of maturities in Fiscal 2025.
•Inventories of $593 million compared to $575 million and $540 million as of February 1, 2025 and August 3, 2024, respectively.
•Borrowing capacity of $500 million under the senior-secured asset-based revolving credit facility (the “ABL Facility”) with net borrowing available of $450 million after minimum excess availability requirement.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.0 billion as of August 2, 2025. This compares to liquidity of $1.2 billion and $1.2 billion as of February 1, 2025 and August 3, 2024, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended August 2, 2025 are as follows:
•Net cash provided by operating activities of $113 million.
•Net cash used for investing activities of $32 million, primarily reflecting capital expenditures, partially offset by maturities of marketable securities.
•Net cash used for financing activities of $291 million, primarily reflecting share repurchases.

During the second quarter of 2025, the company repurchased 0.6 million shares for approximately $50 million. For the year-to-date period ended August 2, 2025, the company repurchased 3.2 million shares for $250 million, representing a 7% reduction in shares outstanding prior to the vesting impact of stock compensation. The company has $1.05 billion remaining on the share repurchase authorization established in March 2025.

Depreciation and amortization was $76 million for the year-to-date period ended August 2, 2025.

Fiscal 2025 Outlook

The following outlook replaces all previous full year guidance. For fiscal 2025, the company now expects:
	Current Full Year Outlook (1) (2)	Previous Full Year Outlook (3)
Net sales	Growth In The Range of 5% to 7%	Growth In The Range of 3% to 6%
Operating margin	In The Range of 13.0% to 13.5%	In The Range of 12.5% to 13.5%
Effective tax rate (4)	Around 30%	Around 27%
Net income per diluted share (5) (6)	In The Range of $10.00 to $10.50	In The Range of $9.50 to $10.50
Share repurchases (6)	Around $400 million	$400 million
Diluted weighted average shares (5) (6)	Around 49 million	Around 49 million
Capital expenditures	~$225 million	~$200 million
Real estate activity (all approximate)	~40 Net Store Openings	~40 Net Store Openings
	60 Openings, 20 Closures	60 Openings, 20 Closures
	40 Remodels And Right-Sizes	40 Remodels And Right-Sizes

Third Quarter Outlook (1)
Net sales	Growth In The Range of 5% to 7%
Operating margin	In The Range of 11% to 12%
Effective tax rate (4)	Around 31%
Net income per diluted share (5) (6)	In The Range of $2.05 to $2.25
Share repurchases (6)	At least $50 million
Diluted weighted average shares (5) (6)	Around 48 million
(1) Includes the estimated impact from the tariffs on goods imported into the United States in accordance with trade policies as of August 25, 2025, including 20% for Vietnam, 19% for Cambodia, 50% for India, 30% for China, and a 10% tariff on all other global imports. This excludes any other potential future trade policy changes imposed by the United States or other countries. Net of planned mitigation efforts, the full year outlook assumes approximately $90 million of tariff expense, or 170 basis points as a percent of net sales.
(2) The current full year outlook includes $39 million net benefit on a pre-tax basis, or $29 million on a tax-adjusted basis, from a litigation settlement.
(3) Released May 28, 2025.
(4) The current outlook for effective tax rate is sensitive to the jurisdictional mix and level of income and does not include the impact of potential future tax policy or legislative changes.
(5) The current outlook for net income per diluted share and diluted weighted average shares includes the anticipated impact to shares outstanding from potential share repurchase activity in fiscal 2025.
(6) The timing and amount of any such repurchases will be determined based on an evaluation of market conditions, the company’s share price, legal requirements, and other factors.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the third quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register-conf.media-server.com/register/BI5f17408364bf40ce812cc573f28e6018
A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our third quarter and annual fiscal 2025 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, estimates, or performance outlooks whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to global trade policy, including the impact of the imposition or threat of imposition of new or increased tariffs by the United States or foreign governments, other changes to and continued uncertainties relating to trade policies and arrangements, or a global trade war; risks related to changes in global economic and financial conditions, including inflation, and the resulting impact on consumer spending and our operating results, financial condition, and expense management; risks related to global operations, including changes in the economic or political conditions where we sell or source our products; risks related to the geopolitical landscape and ongoing armed conflicts, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience and the impact of such conflicts or events on international trade, supplier delivery or increased freight costs; risks related to natural disasters and other unforeseen catastrophic events; risks related to our failure to engage our customers, anticipate customer demand, expectations, and changing fashion trends, and manage our inventory and product delivery; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to successfully invest in and execute on our customer, digital and omnichannel initiatives; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments; risks associated with climate change and other corporate responsibility issues; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; risks related to cybersecurity threats and privacy or data security breaches, and the potential loss or disruption to our information systems, and uncertainties related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing laws and regulations.

Other Information
This document includes certain adjusted non-GAAP financial measures, which are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude the impact of certain items. Management uses these non-GAAP financial measures to evaluate the company’s performance and manage its operations, and believes such measures to be helpful in understanding the company's results of operations or financial position. These non-GAAP financial measures are intended to complement, and are not considered as alternatives to, the most directly comparable GAAP financial measures, as reconciled in the above table. Also, such non-GAAP financial measures may not be comparable to similarly titled measures used by other entities. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the “Reporting and Use of GAAP and Non-GAAP Measures” section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, references to “Americas” includes North America and South America, “EMEA” includes Europe, the Middle East and Africa and “APAC” includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie brands and Hollister brands, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 810 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Net sales	$1,208,560	100.0%	$1,133,974	100.0%
Cost of sales, exclusive of depreciation and amortization	451,590	37.4%	397,712	35.1%
Selling expense	375,356	31.1%	382,557	33.7%
General and administrative expense	175,325	14.5%	178,147	15.7%
Other operating income, net	(369)	—%	(67)	—%
Operating income	206,658	17.1%	175,625	15.5%
Interest expense	620	0.1%	5,189	0.5%
Interest income	(3,094)	(0.3)%	(10,392)	(0.9)%
Interest income, net	(2,474)	(0.2)%	(5,203)	(0.5)%
Income before income taxes	209,132	17.3%	180,828	15.9%
Income tax expense	65,744	5.4%	45,449	4.0%
Net income	143,388	11.9%	135,379	11.9%
Less: Net income attributable to noncontrolling interests	2,005	0.2%	2,211	0.2%
Net income attributable to A&F	$141,383	11.7%	$133,168	11.7%

Net income per share attributable to A&F
Basic	$2.97		$2.60
Diluted	$2.91		$2.50

Weighted-average shares outstanding:
Basic	47,550		51,246
Diluted	48,551		53,279

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	% of Net Sales	August 3, 2024	% of Net Sales
Net sales	$2,305,871	100.0%	$2,154,704	100.0%
Cost of sales, exclusive of depreciation and amortization	868,723	37.7%	740,985	34.4%
Selling expense	775,293	33.6%	742,575	34.5%
General and administrative expense	350,250	15.2%	367,695	17.1%
Other operating loss (income), net	3,414	0.1%	(2,025)	(0.1)%
Operating income	308,191	13.4%	305,474	14.2%
Interest expense	1,281	0.1%	10,969	0.5%
Interest income	(10,538)	(0.5)%	(21,195)	(1.0)%
Interest income, net	(9,257)	(0.4)%	(10,226)	(0.5)%
Income before income taxes	317,448	13.8%	315,700	14.7%
Income tax expense	92,321	4.0%	65,243	3.0%
Net income	225,127	9.8%	250,457	11.6%
Less: Net income attributable to noncontrolling interests	3,331	0.1%	3,439	0.2%
Net income attributable to A&F	$221,796	9.6%	$247,018	11.5%

Net income per share attributable to A&F
Basic	$4.58		$4.84
Diluted	$4.47		$4.64

Weighted-average shares outstanding:
Basic	48,382		51,069
Diluted	49,592		53,277

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplementally to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA and Adjusted EBITDA as supplemental measures used by the company’s executive management to assess the company’s performance. We also believe these supplemental performance measures are meaningful information for investors and other interested parties to use in computing the company’s core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended August 2, 2025
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	% of Net Sales	Excluded item (2)	Adjusted non-GAAP	% of Net Sales
Litigation settlement	$(38,574)		$(38,574)	$—
Operating income	206,658	17.1%	38,574	168,084	13.9%
Income before income taxes	209,132	17.3%	38,574	170,558	14.1%
Income tax expense (3)	65,744	5.4%	9,949	55,795	4.6%
Net income attributable to A&F	141,383	11.7%	28,625	112,758	9.3%

Net income per diluted share attributable to A&F	$2.91		$0.59	$2.32
Diluted weighted-average shares outstanding	48,551			48,551
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended August 2, 2025
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	% of Net Sales	Excluded item (2)	Adjusted non-GAAP	% of Net Sales
Litigation settlement	$(38,574)		$(38,574)	$—
Operating income	308,191	13.4%	38,574	269,617	11.7%
Income before income taxes	317,448	13.8%	38,574	278,874	12.1%
Income tax expense (3)	92,321	4.0%	9,949	82,372	3.6%
Net income attributable to A&F	221,796	9.6%	28,625	193,171	8.4%

Net income per diluted share attributable to A&F	$4.47		$0.58	$3.90
Diluted weighted-average shares outstanding	49,592			49,592
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended August 2, 2025 and August 3, 2024
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2025	2024	% Change
Net sales
GAAP (1)	$1,208,560	$1,133,974	7%
Impact from changes in foreign currency exchange rates (2)	—	10,707	(1)
Net sales on a constant currency basis	$1,208,560	$1,144,681	6%

Operating income	2025	2024	BPS Change (4)
GAAP (1)	$206,658	$175,625	160
Excluded item (3)	38,574	—	320
Adjusted non-GAAP	$168,084	$175,625	(160)
Impact from changes in foreign currency exchange rates (2)	—	2,272	0
Non-GAAP constant currency basis	$168,084	$177,897	(160)

Net income per share attributable to A&F	2025	2024	$ Change
GAAP (1)	$2.91	$2.50	$0.41
Excluded item, net of tax (3)	0.59	—	0.59
Adjusted non-GAAP	$2.32	$2.50	$(0.18)
Impact from changes in foreign currency exchange rates (2)	—	0.03	(0.03)
Non-GAAP constant currency basis	$2.32	$2.53	$(0.21)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation.
(4)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirteen Weeks Ended August 2, 2025 and August 3, 2024
(in thousands)
(Unaudited)

	2025	% of Net Sales	2024	% of Net Sales
Net income	$143,388	11.9%	$135,379	11.9%
Income tax expense	65,744	5.4	45,449	4.0
Interest income, net	(2,474)	(0.2)	(5,203)	(0.5)
Depreciation and amortization	37,424	3.1	39,355	3.6
EBITDA (1)	$244,082	20.2%	$214,980	19.0%

Adjustments to EBITDA
Litigation settlement	(38,574)	(3.2)	—	—
Adjusted EBITDA (1)	$205,508	17.0%	$214,980	19.0%

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Twenty-Six Weeks Ended August 2, 2025 and August 3, 2024
(in thousands)
(Unaudited)

	2025	% of Net Sales	2024	% of Net Sales
Net income	$225,127	9.8%	$250,457	11.6%
Income tax expense	92,321	4.0	65,243	3.0
Interest (income) expense, net	(9,257)	(0.4)	(10,226)	(0.5)
Depreciation and amortization	76,000	3.3	77,044	3.7
EBITDA (1)	$384,191	16.7%	$382,518	17.8%

Adjustments to EBITDA
Litigation settlement	(38,574)	(1.7)%	—	—%
Adjusted EBITDA (1)	$345,617	15.0%	$382,518	17.8%

(1)EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for a favorable settlement, net of legal fees, of payment card interchange fee litigation.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 2, 2025	February 1, 2025	August 3, 2024
Assets
Current assets:
Cash and equivalents	$572,730	$772,727	$738,402
Marketable securities	30,795	116,221	15,014
Receivables	174,000	105,324	115,077
Inventories	592,966	575,005	539,759
Other current assets	118,624	104,154	108,401
Total current assets	1,489,115	1,673,431	1,516,653
Property and equipment, net	638,590	575,773	552,453
Operating lease right-of-use assets	933,559	803,121	746,788
Other assets	240,677	247,562	233,664
Total assets	$3,301,941	$3,299,887	$3,049,558

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$368,051	$364,532	$406,756
Accrued expenses	429,616	504,922	422,484
Short-term portion of operating lease liabilities	223,020	211,600	202,840
Income taxes payable	17,354	45,890	19,576
Total current liabilities	$1,038,041	$1,126,944	$1,051,656
Long-term liabilities:
Long-term portion of operating lease liabilities	$876,461	$740,013	$688,006
Other liabilities	80,235	81,607	88,746
Total long-term liabilities	956,696	821,620	776,752
Total Abercrombie & Fitch Co. stockholders’ equity	1,292,255	1,335,628	1,206,526
Noncontrolling interests	14,949	15,695	14,624
Total stockholders’ equity	1,307,204	1,351,323	1,221,150
Total liabilities and stockholders’ equity	$3,301,941	$3,299,887	$3,049,558

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024
Operating activities
Net cash provided by operating activities	$112,893	$260,119

Investing activities
Purchases of marketable securities	$—	$(15,000)
Proceeds from maturities of marketable securities	85,000	—
Purchases of property and equipment	(116,943)	(81,649)
Net cash used for investing activities	$(31,943)	$(96,649)

Financing activities
Redemption of senior secured notes	$—	$(223,331)
Payment of debt modification costs and fees	—	(2,716)
Purchases of common stock	(251,223)	(30,000)
Acquisition of common stock for tax withholding obligations	(34,830)	(67,225)
Other financing activities	(4,660)	(3,689)
Net cash used for financing activities	$(290,713)	$(326,961)

Effect of foreign currency exchange rates on cash	$9,700	$101
Net decrease in cash and equivalents, and restricted cash and equivalents	$(200,063)	$(163,390)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$780,395	$909,685
Cash and equivalents, and restricted cash and equivalents, end of period	$580,332	$746,295